EXHIBIT 10.7

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

by and among

WMI HOLDINGS CORP.

and

WMI LIQUIDATING TRUST

Dated as of March 22, 2012

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of March 22, 2012 (the “Effective Date”), by and between WMI Holdings Corp., a Washington corporation (“Reorg. WMI”), and WMI Liquidating Trust, a Delaware liquidating trust qualified under the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Liquidating Trust”).  Reorg. WMI and the Liquidating Trust shall be collectively referred to herein as the “Parties,” and each individually as a “Party”.

ARTICLE I
DEFINITIONS

Section 1.1. Definitions.  For the purposes of this Agreement, the following terms shall have the meanings given to them in this Article I:

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.  The terms “controls,” “controlled” and “common control with” mean the ability, by ownership of voting securities, contract, agreement or otherwise, directly or indirectly, to direct the managerial and operating policies of a Person.

“Governmental Entity” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Service Provider” means, (i) with respect to the Liquidating Trust Services, the Liquidating Trust, the trustees or employees and officers of the Liquidating Trust, and any of their authorized representatives, and (ii) with respect to the Reorg. WMI Services, Reorg. WMI and its employees, officers and any of their authorized representatives.

“Service Recipient” means (i) with respect to the Liquidating Trust Services, Reorg. WMI (and its Affiliates), and (ii) with respect to the Reorg. WMI Services, the Liquidating Trust (and its Affiliates).

ARTICLE II
SERVICES

Section 2.1. Services to be Provided.

(a) Subject to Section 2.1(c), the Liquidating Trust shall provide, or shall cause its Affiliates or third parties to provide, to Reorg. WMI the services set forth on each of Schedule A and Schedule E (collectively, the “Liquidating Trust Services”).

(b) Subject to Section 2.1(c), Reorg. WMI shall provide, or shall cause its Affiliates or third parties to provide, to the Liquidating Trust the services set forth on Schedule B (the “Reorg. WMI Services” and, together with the Liquidating Trust Services, the “Services”).

(c) The Service Provider may engage a third party to provide Services provided the Service Provider obtains the prior consent of the Service Recipient, such consent not to be unreasonably delayed, conditioned and withheld.

Section 2.2. Services to be Excluded.

(a) Unless and until requested by Reorg. WMI as contemplated by Section 2.2(b) hereof, the Liquidating Trust shall not provide, or shall not cause its Affiliates or third parties to provide, to Reorg. WMI the services set forth on Schedule C (the “Excluded Liquidating Trust Services”).  For the avoidance of doubt, the omission of one or more services from inclusion on Schedule C shall not be, and shall not be deemed to be, a service to be provided by a Service Provider to a Service Recipient unless and until any such service becomes a “Liquidating Trust Service” or “Reorg. WMI Service”, as the case may be, in accordance with the terms of this Agreement.

(b) The Liquidating Trust Service Recipient may request certain Excluded Liquidating Trust Services or other services it may identify, in writing, in each case on mutually agreeable terms and conditions, specified before any Excluded Liquidating Trust Services are so provided.

Section 2.3. Service Standards; Level of Service.

(a) The Service Provider shall provide the Services to the Service Recipient in a commercially reasonable manner and with at least the same degree of care, skill and diligence with which the Service Provider performs or would perform similar services for itself (collectively, the “Service Standards”).

(b) The parties acknowledge that the Liquidating Trust and Reorg. WMI are, respectively, making employees available hereunder subject to the Maximum Hours Allocation set forth on Schedule D and Schedule F.  The parties acknowledge that there can be no assurance that the Maximum Hours Allocation will provide sufficient time for the Service Provider to complete a particular Service contemplated hereunder.  As a result, the parties agree that it shall not constitute a breach of this Agreement if a Service is not completed if doing so would result in the relevant Service Provider exceeding its Maximum Hours Allocation.  In connection with the foregoing, the Service Provider and the Service Recipient may agree from time to time to temporarily increase any applicable Maximum Hours Allocation.

(c) Subject to Section 2.3(b), to the extent the Service Provider fails to provide any of the Services in accordance with Schedule A or Schedule B, as applicable, and is unable to cure such failure within a twenty (20) day period (or such shorter period of time as the circumstances may reasonably require) after written notice thereof from the Service Recipient, then the Service Recipient shall be entitled to hire a third party to provide such Services.  The Service Provider shall reimburse the Service Recipient for the difference of (i) the fees charged by such third party for such Services, and (ii) the fees that would have been charged by the Service Provider for such Services consistent with past practices hereunder.  The Service Provider will not invoice the Service Recipient for any Services not provided by the Service Provider.  The right of the Service Recipient to engage a third party and to receive reimbursement from the Service Provider under this subsection does not limit or otherwise impair the ability of the Service Recipient to exercise any other rights or remedies in respect of a failure by the Service Provider to provide the Services in accordance with the terms of this Agreement.

Section 2.4. Personnel; Subcontracting.

(a) The Service Provider will retain and employ a staff (including, subject to Section 2.1(c), by use of third parties) with the experience, skill, diligence, availability and expertise necessary to perform the Services in accordance with the Service Standards.  The Service Provider and its personnel, as the case may be, shall be under no obligation to provide Services in excess of the “Maximum Hours Allocation” set forth on Schedule D and Schedule F. Subject to Section 2.1(c), the Service Provider shall have sole discretion over the selection of such staff; provided, however, that in the case of the Liquidating Trust Services (other than Excluded Liquidating Trust Services), Charles Edward Smith and Doreen Logan shall be available to Reorg. WMI on a non-exclusive, reasonable basis, so long as he or she, as the case may be, continues to be an employee of the Liquidating Trust.  The Service Provider will maintain the assets and other resources (including, subject to Section 2.1(c), by retention of third parties) necessary to perform the Services in accordance with the Service Standards.

(b) Except as provided in Section 2.4(a) above, the Service Provider may, upon the Service Recipient’s consent, engage, or cause one of its Affiliates to engage, one or more parties (including Affiliates of the Service Provider and, subject to Section 2.1(c), third parties) to provide some or all of the Services.  In the event the Service Provider or its Affiliates so engage any such parties, the Service Provider shall remain responsible for ensuring adherence to the Service Standards in the performance of the Services and compliance by such parties with the applicable terms of this Agreement.

Section 2.5. Cooperation.

(a) The Service Recipient will share information and otherwise cooperate to the extent necessary to facilitate the provision of Services pursuant to this Agreement.  The

Parties will cooperate in a commercially reasonable manner in order that the obligations of the Service Provider hereunder will be promptly discharged.  Each Party shall, at all reasonable times under the circumstances, make available to the other Parties properly authorized personnel for the purpose of consultation and decision regarding the provision of the Services pursuant to this Agreement.

(b) The Service Recipient shall follow the policies, procedures and practices of the Service Provider and its Affiliates, if any, applicable to the Services that are in effect as of the Effective Date, as may be modified or supplemented from time to time subject to Section 2.6, so long as the Service Provider has provided the Service Recipient with notice (in writing, where available) of such policies, procedures and practices.

(c) A failure of the Service Recipient to act in accordance with this Section 2.5 that prevents the Service Provider or its Affiliates or third parties from providing a material Service hereunder shall relieve the Service Provider of its obligation to provide such Service until such time as the failure has been cured; provided, that the Service Provider has previously notified the Service Recipient in writing of such failure.

Section 2.6. Certain Changes.  Unless otherwise required by this Agreement, the Service Provider may change (a) its policies and procedures, (b) any Affiliates and/or third parties that provide any Services, or (c) the location (except location of office space and support services related thereto) from which any Service is provided at any time; provided that the Service Provider shall remain responsible for the performance of the Services in accordance with this Agreement.  The Service Provider shall provide the Service Recipient with written notice of any changes described in the prior sentence.  Any such notice shall be provided to the Service Recipient as soon as practicable prior to the effectiveness of such change or, if prior notice of such change is not practicable, as soon as practicable after the effectiveness of such change.  The Service Provider shall work with the Service Recipient in good faith to minimize any negative impact that any change in the policies, procedures and practices of the Service Provider and its Affiliates may have on the ability of the Service Recipient to use the Services.

Section 2.7. Representations and Warranties.  Each Party represents and warrants to the other Party that, to its knowledge, its execution, delivery and performance of this Agreement will not infringe or misappropriate any intellectual property right of any third party.

ARTICLE III
LIMITATIONS

Section 3.1. General Limitations.

(a) Except as provided in Section 2.4(a), in no event shall the Service Provider be obligated to maintain the employment of any specific employee or acquire any specific additional equipment or software, unless the Service Recipient agrees to bear their allocated portion of any associated costs; provided that the Service Provider shall remain responsible for the performance of the Services in accordance with this Agreement.

(b) The Service Provider shall not be obligated to provide, or cause to be provided, any Service to the extent that the provision of such Service would require the Service Provider, any of its Affiliates or any of their respective officers, directors, employees, agents or representatives to violate any applicable federal, state, local or foreign law, statute, code, ordinance, rule or regulation (“Law”).

Section 3.2. Third Party Consents and Limitations.

(a) The Service Provider shall obtain, with the cooperation of the Service Recipient as reasonably requested by the Service Provider, such third party consents as are necessary for the provision of the Services.  To the extent practicable, such consents shall be obtained prior to the Effective Date.  The costs, if any, associated with obtaining any required third party consents shall be borne by the Service Recipient.

(b) The Service Recipient acknowledges and agrees that the Services provided by the Service Provider and its Affiliates through third parties or using third party intellectual property are subject to the terms and conditions of any applicable agreements between the Service Provider or its Affiliates and such third parties.

Section 3.3. Force Majeure.  In the event that the Service Provider is wholly or partially prevented from, or delayed in, providing one or more Services, or one or more Services are interrupted or suspended, by reason of events beyond the Service Provider’s reasonable control (including acts of God, fire, explosion, accident, floods, embargoes, epidemics, war, acts of terrorism, nuclear disaster, labor strikes, civil unrest and/or riots) (each, a “Force Majeure Event”), the Service Provider shall not be obligated to deliver the affected Services during such period, and the Service Recipient shall not be obligated to pay for any Services not delivered.

ARTICLE IV
PAYMENT

Section 4.1. Fees.  The Service Recipient shall pay to the Service Provider an amount equal to the Service Recipient’s pro rata share of the direct out-of-pocket costs and expenses reasonably incurred by the Service Provider in connection with, and directly related to, the performance of the Services hereunder.

(i) For work performed by any employee of the Service Provider or its Affiliates in connection with, and directly related to, the performance of the Services, the direct cost incurred by the Service Provider shall be calculated based on the Service Provider’s actual number of hours such employee spent performing the Services for the applicable period, up to the each employee’s maximum hours allocation (“Maximum Hours Allocation” – subject to adjustment as contemplated by Section 2.3(b)), multiplied by the Applicable Hourly Rate, plus the pro rata share of such employee’s overhead expenses.  The “Applicable Hourly Rate” for each employee is set forth on Schedule D (in the case of Liquidating Trust) and Schedule F (in the case of Reorg. WMI) and shall be equal to (A) such employee’s aggregate compensation (which includes annual base salary, target bonus, if any, and benefits), divided by (B) the number of hours associated with such employee’s terms of employment.  For purposes of this Agreement, “full-time employment” assumes an employee works 2,080 hours annually.  The Service Provider shall provide a general description of tasks performed during hours such employee spent performing the Services.  The Applicable Hourly Rate and Maximum Hours Allocation are set forth on Schedule D (in the case of Liquidating Trust) and Schedule F (in the case of Reorg. WMI).  An illustrative example of the form of monthly invoice to be submitted periodically to Reorg. WMI is appended to this Agreement on Schedule G.

(ii) For office space, use of the office systems infrastructure, use of technology support and administrative support, Reorg. WMI as Service Recipient will pay a monthly fee representing the Reorg. WMI share of the overhead expenses, as outlined in Schedule E (the “Monthly Overhead Expense”).

Section 4.2. Retainer.  In order to assure the Liquidating Trust of its ability to act as a “Service Provider” under this Agreement, Reorg. WMI, in its capacity as a “Service Recipient” will promptly remit to the Liquidating Trust an initial retainer of $50,000.00 (the “Retainer”).  The Retainer will be applied against the Liquidating Trust’s fees and charges under this Agreement.  If any amount remaining in the Retainer exceeds the outstanding balance for fees and expenses for services to be paid by Reorg. WMI at the time this Agreement is terminated, the Liquidating Trust will refund the unused portion thereof.  To the extent the Liquidating Trust’s aggregate charges have reduced, or are about to exhaust, the Retainer, at the Liquidating Trust’s request, Reorg. WMI will promptly remit an additional Retainer in the amount set forth above, or as the Liquidating Trust may otherwise consider reasonably necessary.

Section 4.3. Billing and Payment Terms.  The Service Provider shall invoice the Service Recipient monthly for the Services that the Service Provider provides during the term of this Agreement and shall provide the Service Recipient with a reasonably detailed written invoice.  The Service Recipient shall pay all invoices in full within thirty (30) days of receipt except to the extent that any invoice is being contested in good faith by the Service Recipient.  Any late payment of an amount that is required to be paid under this Agreement shall bear simple interest from and including the date such payment is due under this provision until, but excluding, the date of payment, at a rate per annum equal to the rate announced by Citibank, N.A. as its “Base Rate”, plus two percent (2%).

Section 4.4. Sales Taxes.  All consideration under this Agreement is exclusive of any sales, transfer, value-added, goods or services tax or similar gross receipts based tax (excluding all other taxes including taxes based upon or calculated by reference to income, receipts or capital) imposed against or on the Services (“Sales Taxes”).  The Service Recipient shall be responsible for, and shall indemnify and hold the Service Provider harmless from and against, any such Sales Taxes.

Section 4.5. Record Keeping.

(a) The Service Provider shall keep, and, as applicable, cause its Affiliates to keep, complete and accurate books and records relating to the costs charged to the Service Recipient hereunder, including the basis for calculating such costs and daily tracking of Transition Service Hours, for a period of ten (10) months following the expiration of the term of this Agreement (the “Record Retention Period”).

(b) The Service Provider shall, and shall cause its Affiliates to, keep books and records relating to the performance of Services hereunder consistent with their document and information retention policies in effect as of the Effective Date (the “Service Records”).  During the Document Retention Period, the Service Recipient shall have the right to inspect the Service Records (upon reasonable prior written notice during normal business hours) for the purpose of confirming that the Services are being performed in accordance with the Services Standards.  The Service Recipient may only exercise the foregoing inspection right once per calendar quarter, except to address any matter that the Service Recipient reasonably believes represents material non-compliance by the Service Provider or its Affiliates with any Service Standards or any material error in the provision of any Services.

ARTICLE V
ACCESS AND SECURITY

Section 5.1. Access; Work Policy.

(a) At all times during the term of this Agreement, the Service Recipient shall provide the Service Provider, its Affiliates and their respective personnel reasonable ingress to and egress from their facilities and premises, and reasonable access to their equipment and personnel, to the extent that such access is required for the purpose of providing the Services hereunder.

(b) The Service Provider’s personnel shall comply with the Service Recipient’s safety and security regulations applicable to each specific site or facility while working at such site or facility so long as the Service Recipient has provided written copies of such safety and security regulations to the Service Provider.

Section 5.2. Security Level; Additional Security Measures.  The Service Provider may take physical or information security measures that (a) affect the manner in which the Services are provided to maintain its current level (or, if greater, an industry-standard level) of physical and electronic security during the term of this Agreement (including data security and data privacy), and (b) address any new security-related issues, including compliance with applicable Law related to security and issues related to new technologies or threats, so long as, in each case, the substance or overall functionality of any affected Services remains reasonably comparable to such substance and overall functionality as in effect prior to the Effective Date.  The Service Provider shall provide the Service Recipient reasonable prior written notice of any such physical or information security measures that are material to the Service Provider’s delivery of the Services.  The Service Recipient shall provide all assistance reasonably requested by the Service Provider in connection with such security measures.

Section 5.3. Systems Security.

(a) If the Service Provider, the Service Recipient, or any of their respective personnel will be given access to any of the Service Provider’s or the Service Recipient’s, as applicable, computer systems or software (“Systems”) in connection with the performance of the Services, the accessing Party or its personnel, as the case may be, shall comply with all of such other Party’s system security policies, procedures and requirements to the extent provided to the accessing Party or its personnel (as amended from time to time, the “Security Regulations”), and will not tamper with, compromise or circumvent any security or audit measures employed by such other Party.

(b) Each Party shall ensure that only those of its personnel who are specifically authorized to have access to the Systems of the other Party gain such access, and to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its personnel regarding the restrictions set forth in this Agreement.

(c) The Service Provider, the Service Recipient, and their respective personnel shall access and use only those Systems, and only such data and information within such Systems, to such Party and its personnel have been granted access.  Each Party shall have the right to deny the personnel of the other Party access to such Party’s Systems, after prior written notice, in the event the Party reasonably believes that such personnel pose a security concern.  If, at any time, either Party determines that the other Party or its personnel has sought to circumvent, or has circumvented, its Security Regulations, that any unauthorized personnel of the other Party has accessed its Systems, or that the other Party or any of its personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software, such Party shall immediately terminate any such personnel’s access to the Systems and immediately notify the other Party in writing.

(d) All user identification numbers and passwords of a Party disclosed to the other Party, and any information obtained from the use of such disclosing Party’s Systems, shall be deemed Service Provider Confidential Information or Service Recipient Confidential Information, as applicable, of the disclosing Party.

(e) Each Party will cooperate with the other Party in investigating any apparent unauthorized access to such Party’s Systems or any apparent unauthorized release by a Party or such Party’s personnel of Service Provider Confidential Information or Service Recipient Confidential Information, as applicable.  Each Party will immediately revoke any access to the other Party’s Systems once its personnel no longer have a need to access the other Party’s Systems.

(f) The Service Provider and its Affiliates may take any steps reasonably necessary to protect the security and integrity of their information technology and other systems against breaches of the Security Regulations by the Service Recipient or other security threats arising out of the interconnection between such systems and those of the Service Recipient, including termination of any such interconnection, provided that (i) the Service Provider and its Affiliates shall use reasonable efforts not to adversely affect the Services, and to minimize any such adverse effect that could occur, and (ii) if such steps result in any interruption of Services received by the Service Recipient, the Service Provider shall resume the provision of the Services as soon as reasonably practicable after such breach or other threat has been resolved and the Service Provider has received assurances from the Service Recipient in a form reasonably acceptable to the Service Provider that the Service Recipient is and will continue to be in compliance with all applicable Security Regulations.  Any adverse impact or interruption to the Services that occurs as a result of the Service Provider or its Affiliates exercising their rights under this Section 5.3 shall not be deemed a breach of this Agreement by the Service Provider or a failure by the Service Provider or its Affiliates to provide the Services.

ARTICLE VI
CONFIDENTIALITY

Section 6.1. Confidential Information.  As used in this Agreement, Service Provider Confidential Information and Service Recipient Confidential Information are defined as follows:

(a) “Service Provider Confidential Information” means information disclosed by the Service Provider to the Service Recipient pursuant to this Agreement (including information disclosed in the course of the negotiation of this Agreement and the terms of this Agreement) and all Service Provider Data, in each case that is not generally known to the public, except for:

(i) information that is or becomes publicly available (other than through disclosure by the Service Recipient in violation of this Agreement), from and after the date of such public availability;

(ii) information disclosed to the Service Recipient by a third party not known to be bound by any confidentiality agreement with the Service Provider; provided, that (A) under the circumstances of disclosure, the Service Recipient does not owe a duty of non-disclosure to such third party, (B) to the knowledge of the Service Recipient, the third party’s disclosure does not violate a duty of non-disclosure owed to another Person, including the Service Provider, and (C) the disclosure by the third party is not otherwise unlawful;

(iii) information developed by the Service Recipient independent of any information of the Service Provider;

(iv) information that is rightfully in the possession of the Service Recipient and not subject to any duty of confidentiality as of the Effective Date; or

(v) Service Recipient Data (as defined below).

(b) “Service Recipient Confidential Information” means information disclosed by the Service Recipient to the Service Provider, its Affiliates or third party providers of the Services pursuant to this Agreement (including information disclosed in the course of the negotiation of this Agreement and the terms of this Agreement), Service Recipient Data and information constituting assets of the business and operations of the Service Recipient or that directly relate to the business and operations of the Service Recipient (collectively, “Service Recipient Business Information”), in each case, that is not generally known to the public, except for:

(i) information that is or becomes publicly available (other than through disclosure by the Service Provider), from and after the date of such public availability;

(ii) information disclosed to the Service Provider by a third party not known to be bound by any confidentiality agreement with the Service Recipient; provided, that (A) under the circumstances of disclosure, the Service Provider does not owe a duty of non-disclosure to such third party, (B) to the knowledge of the Service Provider, the third party’s disclosure does not violate a duty of non-disclosure owed to another Person, including the Service Recipient, and (C) the disclosure by the third party is not otherwise unlawful;

(iii) information developed by the Service Provider  independent of any information of the Service Recipient;

(iv) information that is rightfully in the possession of the Service Provider and not subject to any duty of confidentiality as of the Effective Date; or

(v) Service Provider Data.

(c) The Service Provider and the Service Recipient shall not, and shall cause their respective Affiliates and each of their Affiliates’ directors, partners, personnel, agents, accountants, counsel and other professional advisers (“Representatives”) not to disclose to any other person or use, except for the purposes of this Agreement (and only in accordance with applicable Law) any information that is Service Recipient Confidential Information or Service Provider Confidential Information, respectively, provided, however, that each Party may disclose Service Recipient Confidential Information or Service Provider Confidential Information, as the case may be, (i) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement, (ii) in any report, statement, testimony or other submission to any Governmental Entity having jurisdiction over the disclosing Party to the extent necessary to comply with applicable Law, or (iii) in order to comply with any applicable Law applicable to the disclosing Party, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding.

(d) In the event that the Service Provider, the Service Recipient, or any of their respective Representatives, becomes legally compelled in any report, statement, testimony or other submission to any Governmental Entity or by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Service Recipient Confidential Information or Service Provider Confidential Information, respectively, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause Service Recipient Confidential Information or Service Provider Confidential Information, as the case may be, not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege.  In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of Service Recipient Confidential Information or Service Provider Confidential Information, as the case may be, that is or has been legally compelled, and shall exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such disclosed Service Recipient Confidential Information or Service Provider Confidential Information, as the case may be.

(e) Each Party shall, and shall cause its Representatives to, protect Service Recipient Confidential Information or Service Provider Confidential Information, as the case may be, by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature.

(f) Each Party shall cause its Representatives to agree to be bound by the same restrictions on use and disclosure of Service Recipient Confidential Information or Service Provider Confidential Information, as the case may be, as bind the Party in advance of the disclosure of any such Service Recipient Confidential Information or Service Provider Confidential Information to them.

(g) The Service Provider and its Affiliates may take any steps reasonably necessary to protect the confidentiality of Service Provider Confidential Information against breaches of this Section 6.1 by the Service Recipient, provided, that (i) the Service Provider and its Affiliates shall use reasonable efforts not to adversely affect the Services, and to minimize any such adverse effect that could occur, and (ii) if such steps result in any interruption of Services received by the Service Recipient, the Service Provider shall resume the provision of the Services as soon as reasonably practicable after such breach has been resolved and the Service Provider has received assurances from the Service Recipient in a form reasonably acceptable to the Service Provider that the Service Recipient is and will continue to be in compliance with this Section 6.1.  Any adverse impact or interruption to the Services that occurs as a result of the Service Provider or its Affiliates exercising their rights under this Section 6.1(g) shall not be deemed a breach of this Agreement by the Service Provider or a failure by the Service Provider or its Affiliates to provide the Services.

ARTICLE VII
INTELLECTUAL PROPERTY AND DATA

Section 7.1. Ownership of Data and Intellectual Property.  Each Party acknowledges and agrees that the Service Provider and the Service Recipient shall each retain exclusive rights to and ownership of their own data and intellectual property, and no other license or other right, express or implied (except as provided in the last sentence of this Section 7.1), is granted hereunder by either Party to its intellectual property.  As between the Service Provider and the Service Recipient, the Service Provider shall exclusively own all right, title and interest throughout the world in and to all business processes and other intellectual property rights created by it in connection with the performance of the Services (excluding any Service Recipient Business Information) (the “Service Provider Intellectual Property”), and the Service Recipient hereby assigns any and all right, title or interest it may have in any such intellectual property to the Service Provider.  The Service Recipient shall, and shall cause the Service Recipient’s Representative to, execute any documents and take any other actions reasonably requested by the Service Provider to effectuate the purposes of the preceding sentence.  The Service Provider hereby grants to the Service Recipient a royalty-free, fully paid-up, non-exclusive license to use the Service Provider Intellectual Property during the term of this Agreement, solely to the extent necessary for the Service Recipient to receive the benefit of the Services.

Section 7.2. Ownership of Data.  The Service Recipient shall own all right, title and interest in and to all data and information processed or generated for Service Recipient by the Service Provider or its Affiliates, as applicable, in performing the Services and all data and information provided to the Service Provider by the Service Recipient in connection with the Services (collectively, “Service Recipient Data”).  The Service Provider shall be the sole and exclusive owner of all data relating to (i) the operation of the systems and infrastructure of the Service Provider or its Affiliates, or (ii) the Service Provider Intellectual Property (the “Service Provider Data”).

ARTICLE VIII
DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

Section 8.1. Disclaimer of Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, THE SERVICE PROVIDER EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, INCLUDING WARRANTIES WITH RESPECT TO MERCHANTABILITY, OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF ANY SOFTWARE OR HARDWARE PROVIDED HEREUNDER, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE.

Section 8.2. Limitation of Liability.  In no event shall any Party hereto be liable under or in connection with this Agreement for consequential, indirect, or punitive damages.  Except for losses resulting from the gross negligence, bad faith or willful misconduct of the other

Party, the liability of either party hereunder shall not exceed the aggregate amounts actually due and payable hereunder from the Effective Date through the date the claim accrued.

Section 8.3. Indemnification.  Each Party hereto shall indemnify, defend and hold harmless the other Party hereto and its Affiliates from and against any claims, demands, suits, proceedings, judgments, losses, liabilities, damages, interest, fines, penalties, assessments, awards and costs and expenses relating to or arising out of any breach of this Agreement by such Party or the inaccuracy of any representations and warranties made by such Party hereunder.

ARTICLE IX
TERM AND TERMINATION

Section 9.1. Term of Agreement.  Except as otherwise provided in Schedules A or B, this Agreement shall become effective, and each Service shall commence, on the Effective Date, and this Agreement shall remain in force, and each Service shall continue, until the date that is six (6) months after the Effective Date, unless earlier terminated as provided in this Article IX or extended by the parties in writing.

Section 9.2. Termination.

(a) Partial Termination.  The Service Recipient, as the case may be, may, on ten (10) days’ prior written notice to the Service Provider, as the case may be, terminate one or more Services provided by the Service Provider.  Any such terminated Service shall be deleted from Schedule A, Schedule B or Schedule E, as applicable.  Any termination notice delivered by the Service Recipient to the Service Provider shall identify the specific Service or Services to be terminated, and the effective date of such termination.  For any terminated Services which required the software or other services of a third party (i) if the Service Provider paid for such software or services in advance, the Service Provider may invoice the Service Recipient for any portion of such advance payments allocable on a reasonable basis to the Service Recipient, and (ii) if, as a result of such termination, the Service Provider terminates all or part of its agreement with the third party, the Service Provider may invoice the Service Recipient for any applicable termination fees allocable on a reasonable basis to the Service Recipient.  The Service Provider shall not enter into any new agreements with third parties for software or services that include any termination fees that would be charged to the Service Recipient without the Service Recipient’s prior written consent, which consent shall not be unreasonably withheld.

(b) Automatic Termination.  This Agreement shall automatically terminate upon termination of all of the Services.

(c) Termination for Material Breach.  The Service Recipient may terminate this Agreement in the event that the Service Provider materially breaches any provisions of this Agreement and fails to cure such breach within twenty (20) days of written notice thereof from the Service Recipient.

Section 9.3. Effect of Termination.  In the event that this Agreement or a Service is terminated:

(a) The Service Recipient agrees and acknowledges that the obligation of the Service Provider to provide the terminated Services, or to cause the terminated Services to be provided, hereunder shall immediately cease.  Upon cessation of the Service Provider’s obligation to provide any Service, the Service Recipient shall stop using, directly or indirectly, such Service.

(b) Upon request, each Party shall return to the other Party all tangible personal property and books, records or files owned by such other Party and used in connection with the provision of Services that are in its possession as of the termination date.

(c) The following matters shall survive the termination of this Agreement:  (i) the rights and obligations of each Party under Section 4.4, Articles VI, VII, VIII, this Section 9.3 and Article X, and (ii) the obligations under Article IV of the Service Recipient to pay the applicable fees for the Services furnished prior to the effective date of termination.

(d) Upon the termination of a Service, except to the extent required for the Service Provider to provide another Service under this Agreement, the Service Provider shall, or shall cause its Affiliates to, deliver and transfer to the Service Recipient all Service Recipient Data and Service Recipient Business Information in its possession (including all financial, claims and statistical data and other information in their possession necessary for the Service Recipient to prepare and make all required regulatory, statistical and financial filings and to provide the applicable Service for itself) (collectively, the “Terminated Service Information”).  Upon termination of a Service, in addition to the transfer and delivery requirements of the preceding sentence, the Service Recipient may require the Service Provider and its Affiliates to promptly destroy copies of any of the Terminated Service Information in their possession and to certify in writing to the Service Recipient that all such Terminated Service Information has been destroyed; provided, however, that the Service Provider and its Affiliates may retain copies of the Terminated Service Information to the extent required by applicable Law.

ARTICLE X
MISCELLANEOUS

Section 10.1. Amendment, Modification and Waiver.

(a) Neither this Agreement nor any provision hereunder may be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the Parties hereto.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided under applicable Law.

Section 10.2. Entire Agreement.  This Agreement (together with the exhibits hereto and the other agreements, documents and instruments delivered in connection herewith) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and verbal, between the Parties with respect to the subject matter hereof.

Section 10.3. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.4. Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 10.5. Counterparts.  This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 10.6. Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.7. Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns and legal representatives.  Except as set forth herein, neither this Agreement, nor any rights, interests or obligations hereunder, may be directly or indirectly assigned, delegated, sublicensed or transferred by any Party to this Agreement, in whole or in part, to any other person by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other Parties hereto, and any attempt at same shall be null and void ab initio.

Section 10.8. Expenses.  Unless otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 10.9. Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (which is confirmed), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties to this Agreement as follows:

If to WMI Holdings Corp.:

1201 Third Avenue, Suite 3000
Seattle, WA 98101
Attention:  Chad Smith and Peter Struck
Telephone No.:  206-432-8731
Facsimile No.:  206-432-8879

with a copy (which shall not constitute effective notice) to:

Schwabe, Williamson and Wyatt
US Bank Centre
1420 5th, Suite 3400
Seattle, WA 98101
Attn: A. Jeffery Bird
Facsimile No. 206-292-0460

If to WMI Liquidating Trust:

1201 Third Avenue, Suite 3000
Seattle, WA 98101
Attention:  William C. Kosturos
Facsimile No.:  206-787-1939

with a copy (which shall not constitute effective notice) to:

Alvarez & Marsal
100 Pine Street, Suite 900
San Francisco, CA 94111
Attention:  William C. Kosturos
Facsimile No.:  415-837-1684

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.  In no event shall the provision of notice pursuant to this Section 10.09 constitute notice for service of any writ, process or summons in any suit, action or other proceeding.

Section 10.10. Relationship of the Parties.  The relationship hereby established between the Parties is and shall be solely that of independent contractors.  Nothing in this Agreement is intended or shall be deemed to (a) constitute a partnership, agency, franchise or joint venture relationship between the Parties hereto, (b) give any Party hereto the power to direct or control the day-to-day activities of the employees of any other Party, (c) cause any employees or agents of any Party to be deemed to be employees or agents of any other Party for any purpose, or (d) allow any Party to create or assume any obligation on behalf of any other Party, except as expressly provided herein.  In addition, no Party shall have any power to act for or represent the other, except as expressly provided in this Agreement.

Section 10.11. No Employment Relationship.  Except as otherwise specified in this Agreement, at all times the employees of the Service Provider providing Services hereunder shall be deemed to be employees of the Service Provider (or an Affiliate, as the case may be), and the Service Provider (or an Affiliate, as the case may be) shall have sole and exclusive authority over all such employees and labor matters for such employees, including, without limitation, determination of wages, benefits, vacation and holiday schedules, hours of work, job assignments, and other terms and conditions of employment.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

WMI HOLDINGS CORP.
By:	/s/ Charles Edward Smith
	Name:	Charles Edward Smith
	Title:	Interim Chief Executive Officer

WMI LIQUIDATING TRUST
By:	/s/ William C. Kosturos
	Name:	William C. Kosturos
	Title:	Trustee

Schedule A

Liquidating Trust Services

Chad Smith
➢	Prepare for initial in-person meeting of Reorg. WMI’s Board of Directors
➢	Prepare for initial meetings of Board Committees
➢	Initiate and manage conversion of WMMRC into protected cell
➢	Institute Sarbanes-Oxley control procedures
➢	Work with Reorg. WMI personnel to identify immediate strategic opportunities (e.g., PMI commutation)
➢	Supervise, coordinate and assist with SEC compliance matters
➢	Other matters as determined in consultation with Reorg. WMI’s Chairman

Doreen Logan
HR Support
➢	Payroll processing, including review of time, post payroll journal entries, ensure payroll funding
➢	Managing Branch, Richards & Co. payroll processing

Accounting
➢	General ledger set-up on existing accounting system
➢	Posting transactions to the general ledger
➢	General ledger management, research and reconciliations
➢	Create vendor file for accurate tax information reporting – 1099s, etc.

Banking and Accounts Payable Oversight
➢	Complete set up of bank accounts, ability to transfer/wire funds, check-writing
➢	Cash management / treasury management – ordering checks for bank account, confirming online access to bank accounts
➢	Bank account management and reconciliation
➢	Check / accounts payable review, approval and management

Transfer Agent Support
➢	Contact for transfer agent (BNY Mellon) on common stock, notices to DTC

Curt Brouwer
Tax Returns
➢	State of Washington Business & Occupation (B&O) tax quarterly return due 4/30/2012; basic return that can be completed without substantial time

Yana Hirata
Corporate Governance and New Board Transition Support

➢	Ensure any upcoming state filings are complete and paid, if necessary
➢	Follow up on any remaining issues with subsidiaries remaining under WMIHC
➢	Assist in creation of new board committees and assisting with initial meetings of such committees
➢	Assist in creation, coordination, assembling of materials for first board meeting

Litigation Support
➢	Process and coordinate review of service of process requests

Dennis Suzuki
Accounts Payable
➢	Daily cash/treasury management, including any forecast needs, track daily activity
➢	Accounts payable, including tracking invoices, preparing/tracking wires and checks
➢	Bank account reconciliation
➢	Bank relationship contact
➢	Online bank account administration
➢	Prepare financial reporting report statements

Schedule B

Reorg. WMI Services

Transition Services related to Settlement Agreement
➢	Pension transfer to JPMorgan Chase

Transition Services related to the WMI Liquidating Trust
➢	Services related to fulfilling the requirements of the Global Settlement Agreement

General Services
➢	Use of Reorg. WMI benefits (Employee Plans) contract for WMI Liquidating Trust employees
➢	Access to Bloomberg terminal and data
➢	Access to Reorg. WMI employees with specific knowledge base (e.g., legal, tax, accounting)

WMMRC
➢	Provide background and transition service for historical WMMRC reporting

Schedule C

Excluded Liquidating Trust Services

For purposes of this Agreement, unless and until Reorg. WMI requests these services in accordance with Section 2.2(b), the “Excluded Liquidating Trust Services” includes, but is not limited to, the following:

Financial Reporting
➢	Establish templates for required reporting under Financing Agreement, Runoff Notes, Board of Directors and management
➢	Prepare financial reporting report statements
➢	Tracking, calculating and reporting payments on Runoff Notes
➢	Coordination with Runoff Notes indenture trustees
➢	Consolidation and review of Marsh monthly financial statements

Accounting
➢	Creating and implementing Sarbanes-Oxley compliant internal control processes for a public company

SEC Reporting
➢	Preparation of SLB2 Opening Balance Sheet
➢	Preparation of future periodic reports
➢	Preparation of historical financial information to be included in filings
➢	Coordination, oversight and representation required for audited and reviewed financial information

Financial Planning and Analysis
➢	Forecasting and budget planning for Reorg. WMI, including Financing Agreement and Runoff Notes

WMMRC Operations
➢	Preparation of WMMRC 2011 financial statements
➢	Support for WMMRC 2011 regulatory audit (due by June 30, 2012)
➢	Preparation and audit of historical WMMRC audited financial statements
➢	Financial and valuation analysis on potential WMMRC transactions and commutations

Office Space
➢
Use of additional office and interior cube space. During the term of this Agreement, Reorg. WMI may, at its sole option, request and utilize 1 additional office and 4 interior cubes for its employees and consultants but shall not be charged for such space until used, so long as the relevant space is available.

Equipment & Supplies

➢	Access to mail services – Pitney Bowes machine/FedEx account (assumes WMI Holdings Corp. will set up new FedEx account)

Technology Support
➢
IT infrastructure transition, when approved, separate WMI Holdings Corp. from Liquidating Trust, including email, network, server storage, which will require planning and coordination with Z7 technology provider

Records Management
➢	Off-site records management
➢	Files destruction/retention schedule management
➢	Subpoena records and management

Tax Accounting
➢	Compile tax accounting information for deferred tax assets, including amount of WMB NOL
➢	If required, prepare WMI Holdings Corp. background and insight on tax issues, especially pertaining to their need to do a FIN48 analysis. Alvarez & Marsal has done a substantial amount of this work
➢	Prepare memos relating to the fact that the WMB NOL is not an uncertain position for purposes of documenting the FIN48 work. Currently this is being drafted by Alvarez & Marsal
➢	Potentially need documentation as to how liabilities for any past state issues are liabilities of WMI Liquidating Trust and not WMI Holdings Corp.

Records Management
➢	Reasonable use of the Information Access Agreement with JPMorgan Chase

Schedule D

Monthly Employee Rates – WMI Liquidating Trust

Employee	Maximum Hours Allocation	Applicable Hourly Rate

Chad Smith	40 hours	$387.64

Doreen Logan	40 hours	$224.42

Curt Brouwer	10 hours	$207.69

Dennis Suzuki	20 hours	$55.26

Yana Hirata	40 hours	$59.72

Employee Overhead Charge per Hour		$17.04

Schedule E

Monthly Overhead Expense

Overhead	Vendor	Allocation	Monthly Expense

Office – Peter Struck	1201 Third Avenue	100.0%	$240.00
Office – Vicky Wu	1201 Third Avenue	100.0%	$240.00
Office Common Area	1201 Third Avenue	12.5%	$560.00
Total		7.1%	$1,040.00

Property maintenance	1201 Third Avenue	7.1%	$74.13

Payroll	Branch Richards	22.2%	$306.69

Cell phones	AT&T Mobility	22.2%	$298.09

Phones	Integra Telecom	12.5%	$165.96

Internet connection	Comcast	12.5%	$24.99

Network system and support	Z7Networks	12.5%	$2,500.00

Technology Support	Thomas Cronk	12.5%	$1,436.69
(see details below)	Thomas Cronk overhead	12.5%	$369.11

Data preservation	DataSite	12.5%	$286.60

Copier / printer lease	AGI Leasing	25.0%	$355.77

Copier / printer service	Pacific Office Automation	25.0%	$135.62

Supplies	Office Depot, Puget Sound	12.5%	$43.47

Administrative Support	Helen Grayson	12.5%	$1,061.96
(see details below)	Helen Grayson overhead	12.5%	$369.11

Total Overhead to Reorg. WMI			$8,468.19

_______________________________
Note: Allocation of expenses calculated as: 11.0% (800 sq. ft. allocated to Reorg. WMI / 7,281 total sq. ft.), 12.5% (2 Reorg. WMI employees / 16 people occupying entire office space), 22.2% (2 Reorg. WMI employees / 9 WMI Liquidating Trust employees), 25.0% (1 Reorg. WMI copier/printer / 4 total copier/printers in office space)

Office Space
➢
Two (2) offices occupied by Weijia (“Vicky”) Wu and Peter Struck on the Effective Date, which offices shall remain furnished and equipped in the general manner that they exist on the Effective Date of this Agreement

➢	Allocation of common area, which includes access hallways, copier/printer area and break room

Equipment & Supplies
➢	Equipment Certificates of Insurance (AGI – printers requirement)
➢	Reasonable use of office equipment – copier, phones, fax, computers, printers, network equipment, blackberries, conference calling cards
➢	Use of supplies – pens, paper, tablets, folders, and break room supplies
➢
IT infrastructure (directly or indirectly through Z7’s (or an alternative vendor’s) contract) – e-mail, access to internet, dedicated storage, server, maintenance, software applications (e.g., QuickBooks and Lexis/Nexis)

Records Management
➢	Off-site data storage of saved external hard drives (DataSite)
➢	Confidential shred bins
➢	Preservation/access to books and records of Reorg. WMI

Technology Support [Thomas Cronk]
➢	Support Peter and Vicky as necessary with printing, email, Blackberry, phone and technology issues that come up

Administrative Support [Helen Grayson]
➢	Compile documents and coordinate document signature requests
➢	Coordinate office facility requests (repair services, building announcements)
➢	Order supplies, as needed
➢	Process expense reports, when submitted
➢	Book travel itineraries, if needed
➢	File paperwork, as directed
➢	Handle incoming mail and FedEx
➢	Assist with setting up and sending out meeting invites

Schedule F

Monthly Employee Rates – WMI Holdings Corp.

Employee	Maximum Hours Allocation	Applicable Hourly Rate

Peter Struck	10 hours	$120.94

Vicky Wu	20 hours	$98.24

Employee Overhead Charge per Hour		$17.04

Schedule G

Liquidating Trust Services Invoice Example